Exhibit 99.1

TO BUSINESS AND TECHNOLOGY EDITORS:

   Endwave Announces Preliminary Second Quarter Results Exceed Projections

           Company to Release Second Quarter Results on July 29, 2003

    SUNNYVALE, Calif., July 9 /PRNewswire-FirstCall/ --
Endwave Corporation (Nasdaq: ENWV) a leading provider of radio frequency (RF) subsystems for carrier-class, cellular backhaul and broadband wireless access networks, anticipates that, based on preliminary results, total revenues for the second quarter ended June 30, 2003 will be in the range of $8.2 to $8.5 million, compared to prior projections of $6.5 to $7.5 million. As a result of the increased revenues, gross margin is also expected to exceed prior projections.
    Based on these preliminary results, the company expects to report positive cash flow from operations for the second quarter. The net decrease in cash and cash equivalents is expected to be less than $1 million for the second quarter after accounting for the previously announced Verticom asset acquisition and the early repayment of several equipment leases, as compared to the company's prior projections of net cash usage of $2 - 3 million.
These expected results of operations are estimates, and subject to the release of our final results scheduled to be announced on July 29, 2003.
    "We are pleased with these very positive preliminary results, which demonstrate that Endwave is executing on its strategic plans and continues to make tangible progress toward achieving profitability," said Ed Keible, CEO and President of Endwave Corporation.

    Quarterly Conference Call Information
    Endwave will report financial results for the second quarter ended June
30, 2003, on Tuesday, July 29, 2003 at 1:30 p.m. PDT.   Investors are invited
to listen to a live audio web cast of Endwave's quarterly conference call on the investor relations section of the Company's website at http://www.endwave.com/investors . The web cast replay will be available at approximately 2:30 p.m. PT. and will remain available for 15 calendar days after the call.
    An audio replay of the conference call will also be available approximately one hour following the conclusion of the call. The audio replay will be available for 3 calendar days and can be accessed domestically by dialing 888-203-1112 and internationally by dialing 719-457-0820 and entering reservation number 665794.

    About Endwave
    Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul, point-to-point access and point-to-multipoint access applications. These products include RF modules, synthesizers, integrated transceivers and outdoor units. Endwave has more than 34 issued patents covering its core technologies including semiconductor, circuit and antenna designs as well as its Flip-Chip Integrated Circuit (FCIC) technology. Endwave Corporation is headquartered in Sunnyvale, Calif. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding actual results for the second quarter ended June 30, 2003, and forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that products will fail to achieve market acceptance, the timing of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays, additional costs or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; accounting changes and/or adjustments; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; technological difficulties and resource constraints encountered in developing and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's report on Form 10-K.